Exhibit 20.2

Melco Crown Entertainment Limited

(Incorporated in the Cayman Islands with Limited Liability)

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 7, 2016

Dear Shareholders,

You are cordially invited to attend the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) of Melco Crown Entertainment Limited (the “Company”), which will be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, December 7, 2016 at 4 p.m. (Hong Kong time). The meeting is being held to consider and, if thought fit, pass the following resolutions as special resolutions:

“To (a) approve certain amendments to (i) the Company’s 2011 Share Incentive Plan adopted on 6 October 2011 and subsequently amended on 20 May 2015 (the “MCE 2011 Plan”), and (ii) the Share Incentive Plan of its subsidiary, Melco Crown (Philippines) Resorts Limited (“MCP”) (the “MCP 2013 Plan”) adopted on 19 February 2013 and subsequently amended on 21 June 2013 and 18 May 2015, in each case, including inserting references to, and provisions required by Hong Kong laws and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) in order to comply with the Listing Rules, following the consolidation of the Company and MCP into the group of Melco International Development Limited (“Melco”) as subsidiaries of Melco for accounting and Listing Rules purposes, such amendments to be effective upon the approval by shareholders of Melco at its general meeting and additionally, in the case of MCP 2013 Plan, the approval by shareholders of MCP at its stockholders’ meeting, and (b) authorize any one Director and/or the Company Secretary (collectively, the “Authorized Representatives”) to execute such documents, make such applications and submissions and do all such acts, deeds or things incidental thereto or arising in connection therewith as such Authorized Representative might deem appropriate, and approve all such actions by any Authorized Representative on behalf of the Company in connection with the foregoing resolution.”

Summaries of the proposed amendments to the MCE 2011 Plan and its principal terms are set forth as Exhibit A to this Notice. Summaries of the proposed amendments to the MCP 2013 Plan and its principal terms are set forth as Exhibit B to this Notice. For more details of the proposed amended MCE 2011 Plan and MCP 2013 Plan, it is advisable for you to read the complete MCE 2011 Plan and MCP 2013 Plan incorporating the proposed amendments. Copies of both plans can be accessed through this webpage, http://www.melco-crown.com/eng/ir_amrm.php.

Only shareholders of record in the books of the Company at the close of business on November 7, 2016 will be entitled to vote at the meeting or any adjournment that may take place.

A shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company. A form of proxy is enclosed.

Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company as promptly as possible but not later than 48 hours prior to the Extraordinary General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Extraordinary General Meeting or adjourned meeting.

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If Typhoon Signal No. 8 or above is in effect any time after 12:00 noon on the date of the above meeting, the meeting will be postponed. The Company will post an announcement on its website (www.melco-crown.com) to notify shareholders of the date, time and place of the rescheduled meeting.

Shareholders or their proxies are responsible for their own expenses for attending the meeting, including, but not limited to, transportation and accommodation expenses.

Dated this November 2, 2016

By Order of the Board of Directors,

/s/ Stephanie Cheung
Stephanie Cheung
Company Secretary

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Exhibit A

Summary of Key Changes to MCE 2011 Plan

25 October 2016

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Inserted all references to, and provisions required by Hong Kong Stock Exchange (“HKEx”) Listing Rules (“Listing Rules”)

	Original clause reference	New clause reference	Changes in MCE 2011 Plan (Issue 2)		Notes
1)	Various Articles	N/A

Same as the practice used in Issue 1 of the MCE 2011 Plan, references to the specific Listing Rules and/or Notes to certain rules are added to the right margin to indicate compliance with the relevant Listing Rules

These additions reflected MCE’s consolidation into Melco International Development Limited’s (“MIDL”) group as a MIDL’s subsidiary for accounting and Listing Rules purposes (the “Consolidation”)
2)	Article 2	Article 2	Changes to the following definitions:		Due to Consolidation, these definitions were added or adjusted
	Definitions and Construction	Definitions and Construction	•	“HKSE”
			•	“HKSE Listing Rules”
			•	“HKLR Regulated Entity”
			•	“MIDL”
			•	“Parent”
			•	“Plan Limit”
3)	Article 4 Shares Subject to the Plan	Article 4 Shares Subject to the Plan

Paragraphs (b) and (c) in paragraph 4.1 are inserted to reinstate a Listing Rules requirement that MCE was subject to when it was listed on HKEx (paragraph 6.1(b) in MCE 2011 Plan Issue 1).

Paragraph (e) is added to disapply the above HKEx requirement should MCE cease to be a HKLR Regulated Entity.

Listing Rule (“LR”) 17.03(4) relating to the maximum entitlement of each participant under the Plan

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	Original clause reference	New clause reference	Changes in MCE 2011 Plan (Issue 2)	Notes
4)	Article 5 Eligibility and Participation	Article 5 Eligibility and Participation	Paragraph 5.3 (a), (b) & (c) (Connected Persons) is inserted to reinstate a Listing Rules requirement that MCE was subject to when it was listed on HKEx (paragraph 7.3 in MCE 2011 Plan Issue 1).	LR 17.04(1) relating to granting options to a director, chief executive or substantial shareholder of MIDL, or any of their respective associates

Paragraph (d) is added to disapply the above requirement should MCE cease to be a HKLR Regulated Entity.
5)	Article 6 Options	Article 6 Options	Paragraph 6.1 (g) is added to disapply the Listing Rules requirements in several parts of this paragraph should MCE cease to be a HKLR Regulated Entity.	LR 17.03 (5), (6), (7) & (9) relating to content requirements of the share option scheme
6)	Article 10 Provisions Applicable to Awards	Article 10 Provisions Applicable to Awards	Paragraphs 10.1 to 10.5 are inserted to reinstate Listing Rules requirements related to Plan Limit and Exercise Price that MCE was subject to when it was listed on HKEx (paragraphs 12.2 to 12.6 in MCE 2011 Plan Issue 1).	LR 17.03 and in particular, LR 17.03(14) and 17.03(3) Note (2), relating to terms of the share option scheme prescribed by the Listing Rules

Paragraph 10.13 is added to disapply the above requirements should MCE cease to be a HKLR Regulated Entity.

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	Original clause reference	New clause reference	Changes in MCE 2011 Plan (Issue 2)	Notes
7)	Article 11 Changes in Capital Structure	Article 11 Changes in Capital Structure	Paragraph 11.1 is amended to comply with the Listing Rules limitation related to the impact of certain types of changes in capital structure on options and grantee’s entitlement.	LR17.03 (13) relating to the scope of adjustment that may be made by the Company

Paragraph 11.5 is added to disapply the above limitation should MCE cease to be a HKLR Regulated Entity.
8)	Article 12 Administration	Article 12 Administration

Two new paragraphs 12.5 and 12.7 are added. Paragraph 12.5 requires the Committee to administer the Plan in accordance with the Listing Rules and the US Securities Act 1933. Paragraph 12.7 limits the application of the Listing Rules to the Company for so long as the Company is regulated by the Listing Rules or is a subsidiary of a HKEx-listed Parent.

Due to consolidation, the administration of the share option scheme of a HKEx-listed company’s subsidiary shall comply with Listing Rules Chapter 17
9)	Article 13 Effective and Expiration Date	Article 13 Effective and Expiration Date	Paragraph 13.1 is amended to stipulate the requirement that the Plan can only take effect upon the approval of the respective directors and shareholders of MCE and MIDL

MIDL is the entity required to discharge its obligations under the Listing Rules. Through this approval requirement, MIDL is able to maintain the Listing Rules compliance of its subsidiary’s share option scheme

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	Original clause reference	New clause reference	Changes in MCE 2011 Plan (Issue 2)	Notes
10)	Article 14 Amendment, Modification and Termination	Article 14 Amendment, Modification and Termination

Paragraph 14.1 is amended to comply with another prescribed content requirement under the Listing Rules. It sets out the specific terms of the Plan that can be changed by directors or the Committee as the Plan administrator with or without the approval of shareholders of MCE and/or MIDL in general meeting. It further seeks to disapply the relevant Listing Rules requirements should MCE cease to be a HKLR Regulated Entity.

LR 17.03(18) Notes (1) to (4)
11)	Article 16 Disclosure	Article 16 Disclosure	A new paragraph 16.1 is added to allow public disclosure of the Plan and share incentive scheme of other MCE’s subsidiaries (including MCP) by MIDL in the fulfilment of its Listing Rules obligations	Various disclosure requirements under Listing Rules Chapter 17

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SUMMARY OF THE PRINCIPAL TERMS OF THE AMENDED MCE 2011 PLAN

The following is a summary of the principal terms of the Amended MCE 2011 Plan. This summary does not form part of, nor is it intended to affect the interpretation of, the rules of the Amended MCE 2011 Plan:

A.	Purpose. The purpose of the Amended MCE 2011 Plan is to promote the success and enhance the value of MCE, by linking the personal interests of the members of the MCE Board, and employees and consultants of MCE, its parents, its subsidiaries and its related entities to those of MCE’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to MCE’s shareholders. The Amended MCE 2011 Plan is further intended to provide flexibility to MCE in its ability to motivate, attract, and retain the services of members of the MCE Board, and employees and consultants upon whose judgment, interest and special effort the successful conduct of MCE’s operation is largely dependent.	Rule 17.03(1)

B.	Types of Awards. The awards MCE may grant under the Amended MCE 2011 Plan include options, restricted shares, share appreciation rights, dividend equivalents, share payments, deferred shares and restricted share units.

C.	Eligible Participants. Persons eligible to participate in the Amended MCE 2011 Plan include members of the MCE Board, and employees and consultants of MCE, any parent or subsidiary or any related entity of MCE that the MCE Board designates as a related entity for the purposes of the Amended MCE 2011 Plan. The MCE Compensation Committee may, from time to time, select from among all eligible individuals, those to whom awards may be granted and shall determine the nature and amount of each award.	Rule 17.03(2)

D.	Maximum Number of Shares. The maximum aggregate number of MCE Shares which may be issued pursuant to all MCE Awards under the Amended MCE 2011 Plan is 100,000,000 MCE Shares.	Rule 17.03(3)

E.	Maximum Entitlement of MCE Participants. If the MCE Compensation Committee determines to offer options to an eligible MCE Participant which exceed the limit of 1% of MCE Shares in issue within a 12-month period up to the date of grant, then (i) that grant shall be subject to (a) the issue of a circular by MIDL to the MIDL Shareholders which shall comply with the Listing Rules, any applicable law and any other exchange rules from time to time, and (b) the approval of MIDL Shareholders in general meeting at which that eligible MCE Participant and his close associates (as defined in the Listing Rules) (or his associates (as defined in the Listing Rules) if the eligible MCE Participant is a connected person of MIDL) shall abstain from voting, and (ii) unless provided otherwise in the Listing Rules, any applicable law or other exchange rules, the date of the meeting of the MCE Compensation Committee at which the MCE Compensation Committee resolves to grant the proposed options to that eligible MCE Participant shall be taken as the date of grant for the purposes of calculating the MCE Exercise Price.	Rule 17.03(4)

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F.	Option Periods and Payments. The MCE Compensation Committee may in its discretion determine, subject to the expiration period of the Amended MCE 2011 Plan, the period within which shares must be taken up under an option; the minimum period, if any, for which an option must be held before it can be exercised; and the amount, if any, payable on application or acceptance of the option.	Rule 17.03(5), Rule 17.03(6), Rule 17.03(8)

G.	Plan Administration. The MCE Compensation Committee will administer the Amended MCE 2011 Plan and has the power to, among other actions, designate eligible participants, determine the number and types of awards to be granted, and set the terms and conditions of each award granted. The MCE Compensation Committee’s decisions are final, binding, and conclusive for all purposes and upon all parties.	Rule 17.03(18)

H.	Award Agreement. MCE Awards granted under the Amended MCE 2011 Plan will be evidenced by an award agreement that sets forth the terms, conditions and limitations for each MCE Award.

I.	Exercise Price. The MCE Compensation Committee may determine the exercise price, grant price or purchase price, if any, of any option.	Rule 17.03(9)

J.	Terms of Awards. The terms of each MCE Award shall be stated in the MCE Award Agreement. If the MCE Participant ceases to be eligible for any reason, the validity of the MCE Award shall depend on the terms and conditions of the MCE Award Agreement. An option will lapse automatically and may not be exercised upon the first to occur of the following events: (a) 10 years from the date of the grant, unless an earlier time is set out in the MCE Award Agreement; (b) three months after termination of service, subject to certain exceptions; (c) one year after the date of termination of service on account of disability or death; (d) date on which the participant ceases to be eligible by reason of termination of relationship with MCE and/or any of its subsidiaries on grounds that such participant has been guilty of serious misconduct or convicted of any criminal offence involving integrity or honesty; and (e) date on which the MCE Compensation Committee cancels the option.	Rule 17.03(12)

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K.	Transferability. Rights in awards are personal to MCE Participants. No award shall be assigned, transferred, or otherwise disposed of by a MCE Participant other than by will or by the laws of descent and distribution.	Rule 17.03(17)

L.	Adjustment. In the event of any extraordinary dividend, share split, combination or exchange of MCE Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, split-up, spin-off, combination, exchange of MCE Shares, warrants or rights offering to purchase MCE Shares at a price substantially below the MCE Fair Market Value or other distribution (other than normal cash dividends) of MCE’s assets to its shareholders, or any other change affecting the number of MCE Shares or the share price of a MCE Share, the MCE Compensation Committee shall make proportionate and equitable adjustments to reflect such change with respect to: (a) the aggregate number and types of shares that may be issued under the Amended MCE 2011 Plan; (b) the terms and conditions of any outstanding MCE Awards; and (c) the grant price or exercise price per MCE Share for any outstanding MCE Awards, in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Amended MCE 2011 Plan.	Rule 17.03(13)

M.	Rights Attached to Shares. No MCE Award gives the MCE Participant any right of a MCE shareholder, unless and until MCE Shares are in fact issued to such person in connection with such MCE Award. With respect to payments not yet made to a MCE Participant pursuant to a MCE Award, nothing contained in the Amended MCE 2011 Plan or any MCE Award Agreement shall give the MCE Participant any rights that are greater than those of a general creditor of MCE or any of its subsidiaries.	Rule 17.03(10)

Except as expressly provided in Amended MCE 2011 Plan, no MCE Participant shall have any rights by reason of any subdivision or consolidation of MCE Shares of any class, the payment of any dividend, any increase or decrease in the number of MCE Shares of any class or any dissolution, liquidation, merger, or consolidation of MCE or any other corporation. Except as expressly provided in the Amended MCE 2011 Plan or pursuant to any action of the MCE Compensation Committee under the Amended MCE 2011 Plan, no issuance by MCE of MCE Shares of any class or securities convertible into MCE Shares of any class shall affect, and no adjustment by reason thereof shall be made to the number of MCE Shares subject to a MCE Award or the grant price or exercise price of any MCE Award.

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N.	Change in Control and Corporate Transactions. Upon the consummation of a merger or consolidation in which MCE is not the surviving entity, a change of control of MCE, a sale of substantially all of MCE’s assets, a liquidation or dissolution of MCE or a reverse takeover, each MCE Award will terminate, unless the MCE Award is assumed by the successor entity. If the successor entity assumes the MCE Award or replaces it with a comparable award, or replaces the award with a cash incentive program and provides for subsequent payout, the replacement award or cash incentive program will automatically become fully vested, exercisable and payable, as applicable, upon termination of the MCE Participant’s employment without cause within 12 months of such corporate transaction. If the MCE Award is neither assumed nor replaced, it shall become fully vested and exercisable and released from any repurchase or forfeiture rights immediately prior to the effective date of such corporate transaction, provided that the participant remains eligible on the effective date of the corporate transaction.	Rule 17.03(12)

O.	Amendment and Termination. With the approval of MCE Board, the MCE Compensation Committee may terminate, amend or modify the Amended MCE 2011 Plan, except certain amendments requiring approval of both MCE shareholders’ approval and MIDL Shareholders’ approval pursuant to applicable law. Except amendments made pursuant to the above, no termination, amendment, or modification of the Amended MCE 2011 Plan shall adversely affect in any material way any award previously granted pursuant to the Amended MCE 2011 Plan and other previous plans without the prior written consent of the MCE Participant.	Rule 17.03(16) Rule 17.03(18)

P.	Cancellation of Options. Except otherwise stated in the Amended MCE 2011 Plan, any cancellation of options granted but not exercised must be approved in writing by the MCE Participants of the relevant options. Where MCE cancels options, the grant of new options to the same MCE Participant may only be made under the Amended MCE 2011 Plan within the relevant limits and restrictions set out in the Amended MCE 2011 Plan.	Rule 17.03(14)

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Q.	Expiration. The Amended MCE 2011 Plan will expire on 7 December 2021. No MCE Awards may be granted pursuant to the MCE Amended 2011 Plan after that time.	Rule 17.03(11)

R.	Vesting Schedule. In general, the MCE Compensation Committee determines, or the MCE Award Agreement would specify, the vesting schedule.

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Exhibit B

Summary of Key Changes to the MCP 2013 Plan

25 October 2016

Inserted all references to, and provisions required by Hong Kong Stock Exchange (“HKEx”) Listing Rules (“Listing Rules”)

	Original clause reference	New clause reference (Amended MCP 2013 Plan –Issue 4)	MCP Proposed Amendments		Notes
1)	Various Articles	N/A	Same as the practice used in Issue 2 of the MCP 2013 Plan in 2015, references to the specific Listing Rules and/or Notes to certain rules are added to the right margin to indicate compliance with the relevant Listing Rules

These additions reflected MCE’s consolidation into Melco International Development Limited’s (“MIDL”) group as a MIDL subsidiary for accounting and Listing Rules purposes (the “Consolidation”). MCP as MCE’s subsidiary is treated as MIDL’s subsidiary accordingly.

2)	Article 2 Definitions and Construction	Article 2 Definitions and Construction	Changes to the following definitions:		These definitions were added or adjusted due to the Consolidation and the need to conform to the changes made to the MCE 2011 Plan in 2015 and 2016.
			•	“Amendment Effective Date”
			•	“Change in Control”
			•	“Code”
			•	“Committee”
			•	“Corporate Transaction”
			•	“Exercise Price”
			•	“HKSE”
			•	“HKSE Listing Rules”
			•	“Incentive Share Option”
			•	“MIDL”
			•	“Non-Employee Director”
			•	“Non-Qualified Share Option”
			•	“Option”
			•	“Participant”

	Original clause reference	New clause reference (Amended MCP 2013 Plan – Issue 4)	MCP Proposed Amendments		Notes
			•	“Parent”

			•	“Plan”

			•	“Plan Limit”

			•	“Separation from Service”

			•	“Share Appreciation Right” or “SAR”

			•	“Specified Employee”

			•	“Subsidiary”

			•	“Termination of Service”
3)	Article 3 Conditions	Article 12 Effective and Expiration Date	Moved the conditions relating to the effective date of the MCP 2013 Plan to Article 12		Same as the changes made to the MCE 2011 Plan in 2015.
4)	New Clause	Article 2A Awards Previously Granted	Specified that all Awards granted under the share incentive plan will be governed by the terms of the Amended MCP 2013 Plan after the Amendment Effective Date.		• •	Administrative change Clarified that the Amended MCP 2013 Plan governs the Awards granted under the original plan before the amendments
5)	Article 4 Shares Subject to the Plan	Article 3 Shares Subject to the Plan

Paragraph (a) specifically states that the maximum aggregate number of Shares which may be issued pursuant to all Awards is 442,630,330 Shares, and in no event should the number of Shares which may be issued upon exercise of all outstanding Awards granted and yet to be exercised exceeds 5% of the Shares in issue from time to time (paragraph 4.1(a) in MCP 2013 Plan Issue 2)

					•	Listing Rule (“LR”) 17.03(3) relating to the total number of securities which may be issued under the MCP 2013 Plan, together with the percentage of the issued shares that it represents at the date of approval of the such plan

	Original clause reference	New clause reference (Amended MCP 2013 Plan – Issue 4)	MCP Proposed Amendments	Notes
			Paragraph (b) conforms to the changes made to the MCE 2011 Plan in 2015 and 2016 (paragraph 4.1(b) in MCP 2013 Plan Issue 2)	•	LR 17.03(4) relating to the maximum entitlement of each participant under the MCP 2013 Plan
6)	Article 5 Eligibility and Participation	Article 4 Eligibility and Participation	Revised to conform to the changes made to the MCE 2011 Plan in 2016

LR 17.03(2) relating to the participants of the Plan and the basis of determining their eligibility; LR 17.04(1) relating to granting options to a director, chief executive or substantial shareholder of MCE and MIDL, or any of their respective associates; and LR 17.04(3) relating to the contents of the circular

7)	Article 6 Options	Article 5 Options	Revised to conform to the changes made to the MCE 2011 Plan in 2015 and 2016. Notable revisions are:

			• Paragraph 5.1(c) is inserted to state the authority of MCP Compensation Committee (“MCP CC”) to determine the vesting of, and period to exercise, the Options	•	LR 17.03(6) relating to the minimum period, if any, for which an option must be held before it can be exercised

			• Paragraph 5.1(f) is revised to state instances when an Option will lapse automatically	•	LR 17.03(12) relating to the circumstances under which options will automatically lapse

• Paragraph 5.1(g) is inserted to state that should MCP cease to be a HKLR Regulated Entity, the HKSE Listing Rules requirements will likewise cease to apply to it.

	Original clause reference	New clause reference (Amended MCP 2013 Plan – Issue 4)	MCP Proposed Amendments	Notes
• Paragraphs 5.2 and 5.2(a) are inserted to include the individual dollar limitations for Incentive Share Options
8)	Article 8 Share Appreciation Rights	Article 7 Share Appreciation Rights	Paragraph 7.1(a) is amended to provide discretionary power to the MCP CC to reduce the exercise price of share appreciation rights after grant.	Same changes made to MCE 2011 Plan in 2015.
9)	Article 10 Provisions Applicable to Awards	Article 9 Provisions Applicable to Awards	Revised to conform to the changes made to the MCE 2011 Plan in 2015 and 2016. Notable revisions are:
• Removed clause on maximum number of shares (now incorporated in paragraph 3.1)

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Paragraph 9.1 is revised to state that the New Plan Limit shall be subject to the issue of a circular by MCP’s HKSE-listed Parent which complies with Rules 17.03(3) and 17.06 of the HKSE Listing Rules, the approval of the MCP’s HKSE- listed Parent’s shareholders in a general meeting, and/or other requirements prescribed under the HKSE Listing Rules.

• Note to LR 17.03(14)

Original clause reference	New clause reference (Amended MCP 2013 Plan – Issue 4)	MCP Proposed Amendments		Notes
		•	Paragraph 9.5 is revised to state that the exercise price of each Option and Share Appreciation Right shall be determined by the Compensation Committee, and shall not be less than the par value of a Share. A subparagraph was added stating that in case of additional listing of shares in any stock exchange by MCP, the exercise price of any Options granted after MCP resolved to seek additional listing up to the date of additional listing shall not be lower than the new issue price (if any) applicable to such additional listing.	•	LR 17.03(9) Note (2) relating to the exercise price of options of subsidiaries listed in a stock exchange in the event of a separate listing of such subsidiary in a stock exchange

		•	Former paragraph 10.7 on Exercise of Options is deleted	•	Incorporated into Article 5 for a more cohesive and coherent presentation of the rules
		•	Former paragraph 10.11 on Restriction on time of grant is deleted.

	Original clause reference	New clause reference (Amended MCP 2013 Plan –Issue 4)	MCP Proposed Amendments		Notes
			•	Paragraph 9.10 is revised to include an additional requirement of prior written consent of the Participant’s spouse (should a Participant reside in a community property jurisdiction) where the designation exceeds 50% of the Participant’s interest in the Award

			•	Paragraph 9.14 is inserted to state that the requirements or restrictions in paragraphs 9.1 to 9.5 shall cease to apply to MCP should it cease to be a HKLR Regulated Entity.

10)	Article 11 Changes in Capital Structure	Article 10 Changes in Capital Structure	Deleted the clause on Acceleration upon a Change of Control (paragraph 11.2 in MCP 2013 Plan Issue 2)		Same changes made to the MCE 2011 Plan in 2015

			•	Paragraph 10.4 is inserted to state that the requirements or restrictions in paragraphs 10.1, 10.2 and 10.4 shall cease to apply to MCP should it cease to be a HKLR Regulated Entity.

11)	Article 12 Administration	Article 11 Administration	•

Paragraph 11.1 is amended to allow the MCP CC to delegate its authority under the Plan to a committee of one or more officers of the Company to take administrative actions under the Plan. This is allowed to the extent permitted by paragraph 11.5 which requires the MCP CC to administer the Plan in accordance with the Listing Rules, the PSE Listing Rules, and the Securities Law

• Due to consolidation, the administration of the share option scheme of a HKEx-listed company’s subsidiary shall comply with Listing Rules Chapter 17

	Original clause reference	New clause reference (Amended MCP 2013 Plan –Issue 4)	MCP Proposed Amendments		Notes
			•	Paragraph 11.6 is added to give the Board and the MCP CC the power to delegate authority to the officers of MCP to take administrative actions	•	Allows flexibility for more effective administration of the MCP 2013 Plan

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Paragraph 11.4 is inserted to state that the HKSE Listing Rules shall apply for so long as MCP is a HKLR Regulated Entity. The HKSE Listing Rules shall cease to apply to MCP as soon as it ceases to be a HKLR Regulated Entity, without any further amendments to the Plan.

12)	Article 13 Effective and Expiration Date	Article 12 Effective and Expiration Date	•

Paragraph 12.1 is amended to stipulate the requirement that the Plan can only take effect upon the approval of: (a) the directors and shareholders of MCP; (b) directors and shareholders of MCE; (c) directors and shareholders of MIDL; and (d) the Philippine Securities and Exchange Commission

					•	MIDL is the entity required to discharge its obligations under the Listing Rules. Through this approval requirement, MIDL is able to maintain the Listing Rules compliance of its subsidiary’s share option scheme

	Original clause reference	New clause reference (Amended MCP 2013 Plan –Issue 4)	MCP Proposed Amendments	Notes
			• Deleted the clause on lapse of options to conform to changes made to the MCE 2011 Plan in 2015 (paragraph 13.3 in MCP 2013 Plan Issue 2)	• Same changes made to MCE 2011 Plan in 2015
13)	Article 14 Amendment, Modification and Termination	Article 13 Amendment, Modification and Termination

Paragraph 13.1 is amended to comply with another prescribed content requirement under the Listing Rules. It sets out the specific terms of the Plan that can be changed by directors or the Committee as the Plan administrator without the approval of shareholders, subject to certain parameters/requirements listed in the same paragraph 13.1.

Paragraph 13.2 is revised to state that in case of amendments affecting Option Awards, the approval of the HKSE-listed Parent shall be required as long as MCP is a HKLR Regulated Entity.

LR 17.03(18) Notes (1) to (4)
14)	Article 16 Disclosure	Article 15 Disclosure	Paragraph 15.1 is amended to clarify that the Company and/or its Parent may disclose publicly the details of the Plan when required by the PSE Listing Rules and all other applicable laws.	Various disclosure requirements under Listing Rules Chapter 17

	Original clause reference	New clause reference (Amended MCP 2013 Plan –Issue 4)	MCP Proposed Amendments	Notes
15)	Article 16 General Provisions	Article 15 General Provisions	A new paragraph 16.4 is inserted to address the impact of Section 409A of the US Internal Revenue Code 1986 to the Plan and Awards, if any.	Same changes made to MCE 2011 Plan in 2015.

SUMMARY OF THE PRINCIPAL TERMS OF THE AMENDED MCP 2013 PLAN

The following is a summary of the principal terms of the Amended MCP 2013 Plan. This summary does not form part of, nor is it intended to affect the interpretation of, the rules of the Amended MCP 2013 Plan:

A.	Purpose. The purpose of the Amended MCP 2013 Plan is to promote the success and enhance the value of MCP by linking the personal interests of members of the MCP Board, and employees and consultants of MCP, its parents, its subsidiaries and its related entities by providing such individuals with an incentive for outstanding performance to generate superior returns to MCP’s shareholders. The Amended MCP 2013 Plan is further intended to provide flexibility to MCP in its ability to motivate, attract, and retain the services of members of the MCP Board, and employees and consultant, upon whose judgment, interest and special efforts the successful conduct of MCP’s operation is largely dependent.	Rule 17.03(1)

B.	Types of Awards. The awards MCP may grant under the Amended MCP 2013 Plan include options, restricted shares, share appreciation rights, dividend equivalents, share payments, deferred shares and restricted share units.

C.	Eligible Participants. Persons eligible to participate in the Amended MCP 2013 Plan include members of the MCP Board, and employees and consultants of MCP, any parent or subsidiary or any related entity of MCP that the MCP Board designates as a related entity for the purposes of the Amended MCP 2013 Plan. The MCP Compensation Committee may, from time to time, select from among all eligible individuals, those to whom awards may be granted and shall determine the nature and amount of each award.	Rule 17.03(2)

D.	Maximum number of Shares. The maximum aggregate number of MCP Shares which may be issued pursuant to all awards under the Amended MCP 2013 Plan is 442,630,330 MCP Shares (subject to compliance with the Securities Regulation Code of the Philippines, as amended, and the rules and regulations promulgated thereunder). The overall limit on the number of MCP Shares which may be issued upon exercise of all outstanding awards granted and yet to be exercised under the Amended MCP 2013 Plan and any other share incentive plans of MCP must not exceed 5% of MCP Shares in issue from time to time.	Rule 17.03(3)

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E.	Maximum Entitlement of MCP Participants. If the MCP Compensation Committee determines to offer options to an eligible MCP Participant which exceed the limit of 1% of MCP Shares in issue within a 12-month period up to the date of grant, then (i) that grant shall be subject to (a) the issue of a circular by MIDL to the MIDL Shareholders which shall comply with the Listing Rules, any applicable law and any other exchange rules from time to time, and (b) the approval of MIDL Shareholders in general meeting at which that eligible MCP Participant and his close associates (as defined in the Listing Rules) (or his associates (as defined in the Listing Rules) if the eligible MCP Participant is a connected person of MIDL) shall abstain from voting, and (ii) unless provided otherwise in the Listing Rules, any applicable law or other exchange rules, the date of the meeting of the MCP Compensation Committee at which the MCP Compensation Committee resolves to grant the proposed options to that eligible MCP Participant shall be taken as the date of grant for the purposes of calculating the MCP Exercise Price.	Rule 17.03(4)

F.	Option Periods and Payments. The MCP Compensation Committee may in its discretion determine, subject to the plan expiration period, the period within which shares must be taken up under an option; the minimum period, if any, for which an option must be held before it can be exercised; and the amount, if any, payable on application or acceptance of the option.	Rule 17.03(5), Rule 17.03(6), Rule 17.03(8)

G.	Plan Administration. The MCP Compensation Committee will administer the Amended MCP 2013 Plan and has the power to, among other actions, designate eligible participants, determine the number and types of awards to be granted, and set the terms and conditions of each award granted. The MCP Compensation Committee’s decisions are final, binding, and conclusive for all purposes and upon all parties.	Rule 17.03(18)

H.	Award Agreement. MCP Awards granted under the Amended MCP 2013 Plan will be evidenced by an award agreement that sets forth the terms, conditions and limitations for each MCP Award.

I.	Exercise Price. The MCP Compensation Committee may determine the exercise price, grant price or purchase price, if any, of any option.	Rule 17.03(9)

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J.	Terms of Awards. The terms of each award shall be stated in the MCP Award Agreement. If the MCP Participant ceases to be eligible for any reason, the validity of the award shall depend on the terms and conditions of the award agreement. An option will lapse automatically and may not be exercised upon the first to occur of the following events: (a) 10 years from the date of the grant, unless an earlier time is set out in the MCP Award Agreement; (b) three months after termination of service as an employee, subject to certain exceptions; (c) one year after the date of termination of service on account of disability or death; (d) date on which the participant ceased to be eligible by reason of termination of relationship with MCP and/or any of its subsidiaries on grounds that such participant has been guilty of serious misconduct or convicted of any criminal offence involving integrity or honesty; and (e) date on which the MCP Compensation Committee cancels the option.	Rule 17.03(12)

K.	Transferability. Rights in awards are personal to MCP Participants. No award shall be assigned, transferred, or otherwise disposed of by a MCP Participant other than by will or by the laws of descent and distribution.	Rule 17.03(17)

L.	Adjustment. In the event of any extraordinary dividend, share split, combination or exchange of MCP Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, split-up, spin-off, combination, exchange of MCP Shares, warrants or rights offering to purchase MCP Shares at a price substantially below the MCP Fair Market Value or other distribution (other than normal cash dividends) of MCP’s assets to its shareholders, or any other change affecting the number of MCP Shares or the share price of a MCP Share, the MCP Compensation Committee shall make proportionate and equitable adjustments to reflect such change with respect to: (a) the aggregate number and types of shares that may be issued under the Amended MCP 2013 Plan; (b) the terms and conditions of any outstanding MCP Awards; and (c) the grant price or exercise price per MCP Share for any outstanding MCP Awards, in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Amended MCP 2013 Plan.	Rule 17.03(13)

M.	Rights Attached to Shares. No MCP Award gives the MCP Participant any right of a shareholder of MCP, unless and until MCP Shares are in fact issued to such person in connection with such MCP Award. With respect to any payments not yet made to a MCP Participant pursuant to a MCP Award, nothing contained in the Amended MCP 2013 Plan or any MCP Award Agreement shall give the MCP Participant any rights that are greater than those of a general creditor of MCP or any of its subsidiaries.	Rule 17.03(10)

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Except as expressly provided in the Amended MCP 2013 Plan, no MCP Participant shall have any rights by reason of any subdivision or consolidation of MCP Shares of any class, the payment of any dividend, any increase or decrease in the number of MCP Shares of any class or any dissolution, liquidation, merger, or consolidation of MCP or any other corporation. Except as expressly provided in the Amended MCP 2013 Plan or pursuant to any action of the MCP Compensation Committee under the Amended MCP 2013 Plan, no issuance by MCP of MCP Shares of any class or securities convertible into MCP Shares of any class, shall affect, and no adjustment by reason thereof shall be made to the number of MCP Shares subject to a MCP Award or the grant price or exercise price of any MCP Award.

N.	Change in Control and Corporate Transactions. Upon the consummation of a merger or consolidation in which MCP is not the surviving entity, a change of control of MCP, a sale of substantially all of MCP’s assets, a liquidation or dissolution of MCP or a reverse takeover, each MCP Award will terminate, unless the MCP Award is assumed by the successor entity. If the successor entity assumes the MCP Award or replaces it with a comparable award, or replaces the MCP Award with a cash incentive program and provides for subsequent payout, the replacement award or cash incentive program will automatically become fully vested, exercisable and payable, as applicable, upon termination of the MCP Participant’s employment without cause within 12 months of such corporate transaction. If the MCP Award is neither assumed nor replaced, it shall become fully vested and exercisable and released from any repurchase or forfeiture rights immediately prior to the effective date of such corporate transaction, provided that the participant remains eligible on the effective date of the corporate transaction.	Rule 17.03(12)

O.	Amendment and Termination. With the approval of MCP Board, the MCP Compensation Committee may terminate, amend or modify the Amended MCP 2013 Plan, except certain amendments requiring approval of both MCP shareholders’ approval and MIDL Shareholders’ approval pursuant to applicable law. Except amendments made pursuant to the above, no termination, amendment, or modification of the Amended MCP 2013 Plan shall adversely affect in any material way any award previously granted pursuant to the Amended MCP 2013 Plan and other previous plans without the prior written consent of the MCP Participant.	Rule 17.03(16) Rule 17.03(18)

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P.	Cancellation of Options. Except otherwise stated in the Amended MCP 2013 Plan, any cancellation of options granted but not exercised must be approved in writing by the MCP Participants of the relevant options. Where MCP cancels options, the grant of new options to the same MCP Participant may only be made under the Amended MCP 2013 Plan within the relevant limits and restrictions set out in the Amended MCP 2013 Plan.	Rule 17.03(14)

Q.	Expiration. The Amended MCP 2013 Plan will expire on 24 June 2023. No awards may be granted pursuant to the Amended MCP 2013 Plan after that time.	Rule 17.03(11)

R.	Vesting Schedule. In general, the MCP Compensation Committee determines, or the MCP Award Agreement would specify, the vesting schedule.

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